Sportsman's Warehouse Holdings, Inc. Appoints Martha Bejar to Its Board of Directors

MIDVALE, Utah, January 14, 2019-Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced that Martha Bejar has been appointed to the Company's Board of Directors, effective February 3, 2019. Following her appointment, the Board will include eight members.

Chris Eastland, Chairman of the Board of Directors and Partner at Seidler Equity Partners, stated, “We are excited to welcome someone of Martha’s caliber to the Board of Directors. Martha brings to the Board important, relevant skills and significant technology expertise in areas of increasing importance to Sportsman’s and which we expect will prove valuable as we look to execute on the Company’s near and long-term strategies.”

Jon Barker, Chief Executive Officer, said, “Martha is joining our Board at an exciting time as we continue to drive our omni-channel strategy and work to increase customer engagement across all shopping channels. Martha complements our Board of Directors’ skills and experience and we are confident she will provide valuable perspectives as we continue to execute on our strategy. We look forward to her contributions to the Board.”

Ms. Bejar commented, “My family and I have strong ties to everything outdoors, and I am honored to have been appointed as a Board member at Sportsman’s Warehouse. I look forward to working with our Board, our shareholders and our employees to give our customers an exceptional experience.”

Martha currently serves as the co-Founder of Red Bison Advisory Group, LLC, a telecommunications and technology advisory firm founded in early 2014. Most recently Martha served as CEO and Director of Unium Inc., a WiFi software solution provider, from March 2017 to March 2018. In March 2018, she closed on the sale of Unium to Nokia Corp.  Prior to her time at Unium, Martha was CEO/Director at Flow Mobile Inc., a broadband wireless access solution provider, from January 2012 to December 2015. Prior to joining Flow Mobile, Martha was Chairperson/CEO of Wipro Infocrossing Cloud Computing Services (A Wipro Company). Prior to Wipro, Martha was with Microsoft Corp., where she was the Corporate Vice President for the Communications Sector.

In addition to serving on the Board of Directors of Red Bison Advisory Group, LLC, she also serves on the Board of CenturyLink Inc. (NYSE: CTL), CommVault Systems, Inc. (NSDQ: CVLT), and Rainer Scholars, and is a member of the Presidents Advisory Group at EastWest Institute.

Ms. Bejar received an Advanced Management Program degree from Harvard University Business School. She graduated with a Bachelor of Science degree in Industrial Engineering from the University of Miami and also holds an MBA from Nova Southeastern University.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our ability to execute on our near and long-term strategy. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations,  risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2018 which was filed with the SEC on March 29, 2018 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

Investor Contact:

ICR, Inc.

Rachel Schacter

(203) 682-8200

investors@sportsmanswarehouse.com